Exhibit 10.22

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION AWARD

ZUMIEZ INC.

2014 EQUITY INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, Zumiez Inc. (the “Company”) hereby grants, pursuant to the provisions of the Company’s 2014 Equity Incentive Plan (the “Plan”), to the Grantee designated in this Notice of Grant of Non-Qualified Stock Option Award (the “Notice”) an option to purchase the number of shares of the Common Stock of the Company set forth in the Notice (the “Shares”), subject to certain restrictions as outlined below in this Notice and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (collectively, the “Agreement”).

Grantee: [__________]	Type of Option: Non-Qualified Stock Option

Exercise Price per Share: $	Date of Grant: ___________________

Total Number of Shares Granted:	Expiration Date: ____________

Vesting Schedule:      Subject to the terms of the Plan and this Agreement, the Options shall become earned and vested evenly over [__] years, with a [        ]% vesting annually at the anniversary date of the Grant Date, in the event the Grantee does not have a Separation from Service prior to the applicable vesting date(s).

No Options shall become earned and vested following Grantee’s Separation from Service, except as expressly provided in this Notice below, as applicable, or as otherwise provided pursuant to the terms of the Plan.

Exercise After Separation from Service:

Separation from Service for any reason other than death or Disability: any non-vested portion of the Option expires immediately and any vested portion of the Option remains exercisable for ninety (90) days following the Separation from Service; and

Separation from Service due to death or Disability: any non-vested portion of the Option expires immediately and any vested portion of the Option remains exercisable for twelve (12) months following the Separation from Service.

IN NO EVENT MAY THIS OPTION BE EXERCISED AFTER THE EXPIRATION DATE AS PROVIDED ABOVE.

By signing below, the Grantee agrees that this Non-Qualified Stock Option Award is granted under and governed by the terms and conditions of the Plan and the attached Terms and Conditions.

Grantee	Zumiez Inc.

By:
Title:
Date:	Date:

TERMS AND CONDITIONS OF STOCK OPTION AWARD

1. Grant of Option. The Option granted to the Grantee and described in the Notice is subject to the terms and conditions of the Plan, which is incorporated by reference in its entirety into these Terms and Conditions of Stock Option Award.

The Board of Directors of the Company has authorized and approved the Plan, which has been approved by the shareholders of the Company. The award to the Grantee of an Option to purchase a number of shares of the Company’s Common Stock has been approved by the Company, conditioned upon the Grantee’s acceptance of the provisions set forth in the Notice and these Terms and Conditions within 30 days after the Notice and these Terms and Conditions are presented to the Grantee for review. For purposes of the Notice and these Terms and Conditions, any reference to the Company shall include a reference to any Affiliate.

The Company intends that this Option not be considered to provide for the deferral of compensation under Section 409A of the Code and that this Agreement shall be so administered and construed. Further, the Company may modify the Plan and this Award to the extent necessary to fulfill this intent.

2. Exercise of Option.

(a) Right to Exercise. This Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the applicable provisions of the Plan and this Agreement. No Shares shall be issued pursuant to the exercise of an Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Grantee on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, the Grantee shall not be entitled to exercise any voting rights with respect to such Shares and shall not be entitled to receive dividends or other distributions with respect thereto.

(b) Method of Exercise. The Grantee may exercise the Option by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Shares exercised. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

(c) Acceleration of Vesting Under Certain Circumstances. The vesting and exercisability of the Option shall not be accelerated under any circumstances, except as otherwise provided in the Plan and the Notice.

3. Method of Payment. If the Grantee elects to exercise the Option by submitting an Exercise Notice under Section 2(b) of this Agreement, the aggregate Exercise Price (as well as any applicable withholding or other taxes) shall be paid by cash or check; provided, however, that the Company may consent, in its discretion, to payment in any of the following forms, or a combination of them:

(a) cash or check;

(b) a “net exercise” under which the Company reduces the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate Exercise Price and any applicable withholding, or such other consideration received by the Company under a cashless exercise program approved by the Company in connection with the Plan;

(c) surrender of other shares of Common Stock owned by the Grantee which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the exercised Shares and any applicable withholding; or

(d) any other consideration that the Committee deems appropriate and in compliance with applicable law.

4. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law, regulation or Company policy.

5. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Grantee only by the Grantee; provided, however, that the Grantee may transfer the Option (i) pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder) or (ii) to any Family Member of the Grantee in accordance with Section 17.11.2 of the Plan by delivering to the Company a Notice of Assignment in a form acceptable to the Company. No transfer or assignment of the Option to or on behalf of a Family Member under this Section 5 shall be effective until the Company has acknowledged such transfer or assignment in writing. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee.

6. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

7. Withholding.

(a) The Committee shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any income recognized by the Grantee with respect to the Option Award.

(b) The Grantee shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 17.3 of the Plan.

(c) Subject to any rules prescribed by the Committee, the Grantee shall have the right to elect to meet any withholding requirement (i) by having withheld from this Award at the appropriate time that number of whole shares of Common Stock whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to such Award, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.

8. Defined Terms. Capitalized terms used but not defined in the Notice and these Terms and Conditions shall have the meanings set forth in the Plan, unless such term is defined in any employment or similar agreement between the Grantee and the Company or an Affiliate. Any terms used in the Notice and these Terms and Conditions, but defined in an employment or similar agreement with the Grantee are incorporated herein by reference and shall be effective for purposes of the Notice and these Terms and Conditions without regard to the continued effectiveness of such employment or similar agreement.

9. Grantee Representations. The Grantee hereby represents to the Company that the Grantee has read and fully understands the provisions of the Notice, these Terms and Conditions and the Plan and the Grantee’s decision to participate in the Plan is completely voluntary. Further, the Grantee acknowledges that the Grantee is relying solely on his or her own advisors with respect to the tax consequences of this Award.

10. Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Agreement, the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to this Option unless and until the Committee determines that such issuance complies with (i) any applicable registration requirements under the Securities Act or the Committee has determined that an exemption therefrom is available, (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.

11. Miscellaneous.

(a) Notices. Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Grantee from time to time; and to the Grantee at the Grantee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Grantee, by notice to the Company, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of the Notice or these Terms and Conditions shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. These Terms and Conditions, the Notice and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof. Any prior agreements, commitments or negotiations concerning the Award are superseded.

(d) Binding Effect; Successors. These Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns and representatives. Nothing in these Terms and Conditions, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns and representatives any rights, remedies, obligations or liabilities.

(e) Governing Law. The Notice and these Terms and Conditions shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of law, and applicable Federal law.

(f) Arbitration. The Company and the Grantee shall make a good faith attempt to resolve any and all claims and disputes regarding the Option or the Agreement in accordance with any dispute resolution adopted by the Company before resorting to any other dispute resolution procedure. If the claim or dispute is not resolved in that manner and involves any rights or obligations under the Agreement, then the claim or dispute will be determined by arbitration in accordance with the then-current American Arbitration Association (“AAA”) national rules for the resolution of employment disputes by arbitration, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator who has had both training and experience as an arbitrator of employee compensation matters. If the Company and the Grantee cannot agree on an arbitrator, then the arbitrator will be selected by the AAA applying the criteria in this provision. Reasonable discovery will be permitted and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which, any dispute is subject to the dispute resolution provisions of this Section 11(f). The arbitrator may award only relief at law contemplated under the Agreement and the Plan and the arbitrator may not award incidental, consequential or punitive damages, attorney’s fees or any form or equitable relief, to either party. The arbitrator must base the arbitration award on the provisions of this Section 11(f) and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration. The arbitrator’s fees will be paid in equal portions by the Company and the Grantee, unless the Company agrees to pay all such fees.

(g) Venue. Any arbitration, legal or equitable action or any proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from the Agreement, or any provision hereof, shall exclusively be filed and adjudicated in King County, Washington and no other venue.

(h) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of these Terms and Conditions.

(i) Conflicts; Amendment. The provisions of the Plan are incorporated in these Terms and Conditions in their entirety. In the event of any conflict between the provisions of these Terms and Conditions and the Plan, the provisions of the Plan shall control. The Agreement may be amended at any time by the Committee, provided that no amendment may, without the consent of the Grantee, materially impair the Grantee’s rights with respect to the Option.

(j) No Right to Continued Employment. Nothing in the Notice or these Terms and Conditions shall confer upon the Grantee any right to continue in the employ or service of the Company or affect the right of the Company to terminate the Grantee’s employment or service at any time.

(k) Further Assurances. The Grantee agrees, upon demand of the Company or the Committee, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company or the Committee, as the case may be, to implement the provisions and purposes of the Notice and these Terms and Conditions and the Plan.

(l) Confidentiality. The Grantee agrees that the terms and conditions of the Option award reflected in the Notice and these Terms and Conditions are strictly confidential and, with the exception of Grantee’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside Company, without prior written approval of Company. The Grantee further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.

(m) Personal Data. By accepting the Option award under this Agreement, the Grantee hereby consents to the Company’s use, dissemination and disclosure of any information pertaining to the Grantee that the Company determines to be necessary or desirable for the implementation, administration and management of the Plan.

(n) Recovery of Compensation. In accordance with Section 3.3 of the Plan, the Option award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) any policies adopted by the Company to implement such requirements, and (iii) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to the Grantee.

(o) Change in Control. Notwithstanding anything in this Agreement to the contrary but subject to the provisions of Section 15.3.1(i) of the Plan, if (A) a Change in Control occurs and (B) on or after the Change in Control and on or before the first anniversary of the Change in Control either (1) the Grantee has a Separation from Service by action of the Company or the Grantee’s employing Subsidiary for any reason other than Cause (excluding due to the Grantee’s death or Disability) or (2) the Grantee has a Separation from Service for Good Reason, then any unearned shares of Restricted Stock shall become immediately earned and vested as of the date of such Separation from Service.

“Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means any one or more of the following: (i) the Grantee’s gross neglect or willful material breach of the Grantee’s principal employment responsibilities or duties; (ii) a final judicial adjudication that the Grantee is guilty of any felony (other than a law, rule or regulation relating to a traffic violation or other similar offense that has no material adverse effect on the Company or any of its Subsidiaries); (iii) the Grantee’s breach of any non-competition or confidentiality covenant between the Grantee and the Company or any Subsidiary; (iv) fraudulent conduct as determined by a court of competent jurisdiction in the course of the Grantee’s employment with the Company or any of its Subsidiaries; or (v) the material breach by the Grantee of any other obligation which continues uncured for a period of 30 days after notice thereof by the Company or any of its Subsidiaries.

“Good Reason” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Good Reason” means the occurrence of any of the following events without the Grantee’s consent, provided that the Grantee has complied with the Good Reason Process: (i) a material diminution in the Grantee’s responsibility, authority or duty; (ii) a material diminution in the Grantee’s base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which the Grantee was principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or the Grantee being required to be based anywhere other than such office, except to the extent the Grantee was not previously assigned to a principal location and except for required travel on business to an extent substantially consistent with the Grantee’s business travel obligations at the time of the Change in Control.

“Good Reason Process” means that (i) the Grantee reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Grantee notifies the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within 60 days of such occurrence; (iii) the Grantee cooperates in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Grantee has a Separation from Service within 60 days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and the Grantee has a Separation from Service due to such condition (notwithstanding its cure), then the Grantee will not be deemed to have had a Separation from Service for Good Reason.

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